Exhibit 99.1
FINANCIAL STATEMENTS
WNS ENGINEERING
(An Operational Unit of the Wireless Network Services Segment of Kratos Defense & Security
Solutions, Inc.)
December 31, 2005 and 2006

WNS ENGINEERING
(An Operational Unit of the Wireless Network Services Segment of Kratos Defense & Security
Solutions, Inc.)
DECEMBER 31, 2005 AND 2006

Accountants and Business Advisors
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
Board of Directors and Stockholders
Kratos Defense & Security Solutions, Inc.
We have audited the accompanying balance sheets of WNS Engineering (“the Company”) [an operational unit of the Wireless Network Services Segment of Kratos Defense & Security Solutions, Inc. (“Kratos” or “the Parent”)] as of December 31, 2005 and 2006, and the related statements of income, parent investment and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WNS Engineering as of December 31, 2005 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 1(b) Basis of Presentation, the accompanying financial statements were prepared based on identification of transactions specific to the Company and may not be indicative of the conditions that would have existed or results of operations if the Company had been operated as an independent entity. Certain expenses represent allocations made from corporate level expenses items applicable to Kratos.
As discussed in Note l(i) Stock-Based Compensation, the Company adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payments” on January 1, 2006.

Los Angeles, California
December 13, 2007
Suite 300
1000 Wilshire Blvd.
Los Angeles, CA 90017-1728
T 213.627.1717
F 213.624.6793
W www.grantthornton.com
Grant Thornton LLP
US Member of Grant Thornton International

WNS Engineering
(An Operational Unit of the Wireless Network Services Segment of
Kratos Defense & Security Solutions, Inc.)
Balance Sheets
December 31, 2005 and 2006
(in thousands)

	2005	2006
Assets
Accounts receivable, net	$16,743	$14,121
Deferred tax assets	57	—
Prepaid expenses	534	545
Employee loans and advances	135	9

Total current assets	17,469	14,675
Property and equipment, net	3,000	2,025
Goodwill	18,324	18,324

Total assets	$38,793	$35,024

Liabilities and Parent Investment
Accounts payable	$1,737	$872
Accrued expenses	1,284	1,269
Accrued compensation	3,642	4,167
Billing in excess of costs on uncompleted contracts	932	964
Deferred tax liabilities	—	340
Income taxes payable	607	747
Other current liabilities	8	205

Total current liabilities	8,210	8,564

Deferred tax liabilities	995	1,092

Commitments and contingencies (Notes 1, 8 and 10)

Parent investment	29,588	25,368

Total liabilities and parent investment	$38,793	$35,024

See accompanying notes to financial statements.

WNS Engineering
(An Operational Unit of the Wireless Network Services Segment of
Kratos Defense & Security Solutions, Inc.)
Statements of Income
Years ended December 31, 2005 and 2006
(in thousands)

	2005	2006
Revenues	$75,383	$66,640
Cost of revenue	57,120	53,491

Gross profit	18,263	13,149
Selling, general and administrative expenses	13,384	12,405

Income before income taxes	4,879	744
Provision for income taxes	2,333	675

Net income	$2,546	$69

See accompanying notes to financial statements.

WNS Engineering
(An Operational Unit of the Wireless Network Services Segment
of Kratos Defense & Security Solutions, Inc.)
Statements of Parent Investment
Years ended December 31, 2005 and 2006
(in thousands)

Balance at December 31, 2004	$31,691
Net income	2,546
Net distributions to parent	(6,439)
Stock based compensation expense	1,024
Exercise of stock options	766

Balance at December 31, 2005	29,588
Net income	69
Net distributions to parent	(7,517)
Stock based compensation expense	3,109
Exercise of stock options	119

Balance at December 31, 2006	$25,368

See accompanying notes to financial statements.

WNS Engineering
(An Operational Unit of the Wireless Network Services Segment of Kratos
Defense & Security Solutions, Inc.)
Statements of Cash Flows
Years ended December 31, 2005 and 2006
(in thousands)

	2005	2006
Cash flows from operating activities:
Net Income	$2,546	$69
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,502	1,711
Benefit for doubtful accounts	(187)	(49)
Net loss on disposition of fixed assets	19	28
Deferred income taxes	1,948	494
Stock-based compensation expense	1,024	3,109
Changes in assets and liabilities excluding acquisitions:
Accounts receivable	(530)	2,671
Prepaid expenses	(493)	(11)
Other assets	72	126
Accounts payable	968	(865)
Accrued expenses	439	(15)
Accrued compensation	218	525
Billing in excess of costs on uncompleted contracts	633	32
Income taxes payable	63	140
Other liabilities	7	197

Net cash provided by operating activities	8,229	8,162

Cash flows from investing activities:
Capital expenditures	(2,544)	(875)

Cash flows from financing activities:
Distribution of cash to Parent	(6,451)	(7,406)
Proceeds from stock option exercises	766	119

Net cash used by financing activities	(5,685)	(7,287)

Net increase in cash	—	—

Cash at beginning of year	—	—

Cash at end of year	$—	$—

Supplemental disclosures of non-cash financing transactions:
(Transfer) receipt of assets from Parent, net	$12	$(111)
See accompanying notes to financial statements.

WNS ENGINEERING
(An Operational Unit of the Wireless Network Services Segment of Kratos Defense & Security Solutions, Inc.)
Notes to Financial Statements
December 31, 2005 and 2006
Note 1. Organization and Summary of Significant Accounting Policies
(a) Description of Business
     The accompanying financial statements represent the financial position and the results of operations of WNS Engineering, an operational unit of the Wireless Network Services Segment (“WNS Engineering” or the “Company”) of Kratos Defense & Security Solutions, Inc. (“Kratos” or the “Parent”) as of and for the years ended December 31, 2005 and 2006. WNS Engineering provides network engineering and business consulting services for all pre-deployment planning for wireless carriers, including technology assessment, market analysis, and business plan development. This service line studies and analyzes the traffic patterns, population density, and topography and propagation environment in each market under consideration. It analyzes the financial, engineering, competitive and technology issues applicable to proposed technology or network deployment projects.
     Kratos initially incorporated in the state of New York on December 19, 1994 as Wireless Facilities, Inc. (“WFI”), commenced operations in March 1995, was reincorporated in Delaware in 1998 and historically conducted business in three segments: Wireless Network Services (“WNS”), Government Network Services (“GNS”) and Enterprise Network Services (“ENS”). Kratos was an independent, global provider of outsourced communications and security systems engineering and integration services for the wireless communications industry through WNS, the U.S. government through GNS, and enterprise customers through ENS.
     In 2006 and 2007, the Parent undertook a transformation strategy that culminated in the divestiture in 2007 of its wireless-related businesses and chose to aggressively pursue business with the federal government, primarily the U.S. Department of Defense, through strategic acquisition.
     As a result of the divestment of the Parent’s wireless related assets and businesses in 2007, the Parent changed its corporate name to Kratos Defense & Security Solutions, Inc. on September 12, 2007. The name was changed to reflect the Parent’s revised focus as a defense contractor and security systems integrator for the federal government and for state and local agencies and reflects the Parent’s business going forward. All previous financial statements of the Parent prior to September 12, 2007 were issued under the Parent’s previous name, Wireless Facilities, Inc.
(b) Basis of Presentation
     The accompanying financial statements present the balance sheets, statements of income, parent investment and cash flows of WNS Engineering as an operational unit of the Wireless Network Services Segment of Kratos, including adjustments, allocations and related party transactions. See Note 9, Related Party Transactions for specific expenses allocated to WNS Engineering. The accompanying financials statements were prepared primarily on specific identification of the revenue, costs, assets and liabilities applicable to the WNS Engineering operations. Parent investment is calculated as the difference between the Company’s total assets and total liabilities.
     The accompanying financial statements include the accounts of the Company. Historically, financial statements have not been prepared for WNS Engineering. The accompanying financial statements have been prepared in contemplation of a proposed disposition of WNS Engineering by Kratos (see Note 10, Subsequent Event – Sale of WNS Engineering Business). The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America primarily using specific information where available and allocation of certain assets and costs where data is not maintained within the Company’s books and records (see Note 9, Related Party Transactions). All accounts representing payables and receivables between the Company and the Parent have been reclassified to parent investment. The accompanying financial statements include allocations of certain assets, liabilities and expenses relating to shared services for computers, and administrative functions and costs related to the Company’s worker’s compensation and health insurance plans incurred at the corporate level of Kratos (see Note 9, Related Party Transactions). The Company believes the assumptions and methodologies underlying the allocations of these items from Kratos are reasonable. However, such expenses are not indicative of, nor is it practical or meaningful for management to estimate for all historical periods presented, the actual level of expenses that might have been incurred had the Company been operating as an independent entity. Therefore, the Company’s financial condition and results of operations are not necessarily indicative of what it would have achieved as an independent entity.
(c) Fiscal Calendar
     The WNS Engineering financial statements were prepared based upon the same fiscal calendar as the Parent. On November 7, 2006, the Board of Directors (the “Board”) of the Parent approved a change in the fiscal year end from the last Friday in December to December 31. Concurrently, the Board approved a change in the interim fiscal periods to provide that the last day of the fiscal quarter shall be the last day of the calendar month of each quarter. As a result, the end of fiscal 2006, which would have ended on December 29, 2006, ended as of December 31, 2006. Prior to this change in fiscal year, the Parent operated and reported using a 52-53 week fiscal year ending the last Friday in December. As a result, a fifty-third week was added every five or six years. Under the prior reporting system, each 52 week fiscal year consisted of four equal quarters of 13 weeks each, and each 53 week fiscal year consists of three 13 week quarters and one 14 week quarter. The change in fiscal year and interim fiscal periods was not applied to periods prior to the quarter ended September 30, 2006. The years ended December 31, 2005 and 2006 are each comprised of 52 weeks.
(d) Property and Equipment, Net
     Property and equipment consists primarily of computer, field testing and office-related equipment and is recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful life of each asset, which is one to three years for computer equipment and five years for furniture and fixtures. Improvements to assets, which significantly improve and extend the useful life of an asset, are capitalized and amortized over the remaining useful life of the related asset. Expenditures for maintenance and repairs are charged to operations as incurred.
(e) Goodwill
     Goodwill is not amortized. The Parent tests goodwill for impairment at least annually or more frequently if events or circumstances indicate that goodwill might be impaired. The Parent performs its impairment tests of goodwill at each reporting unit level. WNS Engineering goodwill is part of the WNS reporting unit goodwill. Such impairment tests for goodwill include comparing the fair value of the respective reporting unit with its carrying value, including goodwill. The Parent uses a variety of methodologies in conducting these impairment tests, including discounted cash flow analyses. When appropriate, the Parent considers the assumptions that it believes hypothetical marketplace participants would use in estimating future cash flows. In addition, where applicable, an appropriate discount rate is used, based on the Parent’s cost of capital rate. When the fair value is less than the carrying value of the reporting unit, an impairment charge is recorded to reduce the carrying value of the assets to fair value. During 2005 and 2006, there were no impairments or write-downs of the WNS reporting unit goodwill.

(f) Revenue Recognition
     WNS Engineering provides services to customers under three primary types of contracts: fixed-price; time and materials; and cost reimbursement. WNS Engineering realizes a significant portion of its revenue from long-term contracts and accounts for these contracts under the provisions of Statement of Position (SOP) 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts.” Revenue on fixed-price contracts is recognized using the percentage-of-completion method of accounting based on the ratio of total costs incurred to date compared to estimated total costs to complete the contract. Estimates of costs to complete include materials, subcontract costs, direct labor and overhead. While WNS Engineering generally does not incur a material amount of set-up fees for its projects, such costs, if any, are excluded from the estimated total costs to complete the contract. Cost estimates are reviewed monthly on an individual contract basis, and are revised periodically throughout the life of the contract such that adjustments to profit resulting from revisions are made cumulative to the date of the revision. The full amount of an estimated loss associated with a contract is accrued and charged to operations in the period it is determined that it is probable a loss will be realized from the performance of the contract.
     Significant management judgments and estimates, including the estimated costs to complete projects, which determine the project’s percentage of completion and profit margin must be made and used in connection with the revenue recognized in any accounting period. In the future, the WNS Engineering may realize actual results that differ from current estimates and the differences could be material.
     The revenue WNS Engineering recognizes in a given financial reporting period depends on (1) the costs WNS Engineering has incurred for individual projects, (2) WNS Engineering’s then current estimate of the total remaining costs to complete the individual projects and (3) current estimated contract value associated with the projects. If, in any period, WNS Engineering significantly increases or decreases its estimate of the total costs to complete a project, and/or reduces or increases the associated contract value, revenue for that period would be impacted. To the extent that WNS Engineering’s estimates fluctuate over time or differ from actual results, gross margins in subsequent periods may vary significantly from previous estimates. Material differences may result in the amount and timing of WNS Engineering’s revenue for any period if management made different judgments or utilized different estimates. In the event WNS Engineering is unable to provide reliable cost estimates on a given project, WNS Engineering records revenue using the completed contract method. There are no contracts for which WNS Engineering utilized the completed contract method for the years ended December 31, 2005 and December 31, 2006.
     Some of WNS Engineering’s contracts are master service agreements under which WNS Engineering is contracted to provide services in specific geographic markets. These agreements typically involve multiple projects to account for revenue under the combination or segmentation guidelines of SOP 81-1. These contractual arrangements with WNS Engineering’s customers typically include milestone billings. The milestone billing clauses relate specifically to the timing of customer billings and payment schedules, and are independent ofWNS Engineering’s right to payment and the timing of when revenue is recognized. Under the terms of substantially all of WNS Engineering’s contracts, if a contract is terminated without proper cause by the customer, if the customer creates unplanned/unreasonable time delays, or if the customer modifies the contract tasks/scope, WNS Engineering has contractual rights to reimbursement in accordance with the terms and conditions regarding payment for work performed, but not yet billed (i.e., unbilled trade accounts receivable) at a gross profit margin that is consistent with the overall project margin. Furthermore, certain additional provisions compensate WNS Engineering for additional or excess costs incurred, whereby any scope reductions (i.e., reduction in original number of sites awarded) or other modifications are subject to reimbursement of costs incurred to date with a reasonable profit margin based on the contract value and completed work at that time. The inherent aforementioned risks associated with the presence of potential “partial milestone billings” or “reductions in scope” are reflected in WNS Engineering’s ongoing periodic assessment of the “total contract value” and the associated revenue recognized.
     Total net unbilled accounts receivable for WNS Engineering at December 31, 2005 and December 31, 2006 were $5,479 thousand and $3,401 thousand, respectively. WNS Engineering periodically performs work under authorizations to proceed or work orders from its customers for which a formal purchase order may not be received until after the work has commenced. As of December 31, 2005 and 2006, approximately $473 thousand and $217 thousand of the WNS Engineering unbilled accounts receivable balance were under an authorization to proceed or work order from its customers where a formal purchase order had not yet been received. WNS Engineering expects that substantially all of the unbilled balances as of December 31, 2006 will be billed within one year as billing and performance milestones are achieved. There are no retainages receivable as of December 31, 2005 and 2006.
     Revenue from certain time and materials and fixed-price contracts are recognized when realized or realizable and earned, in accordance with Staff Accounting Bulletin (SAB) 101, as revised by SAB 104 (recognized when services are rendered at contracted labor rates, when materials are delivered and when other direct costs are incurred). Additionally, based on management’s periodic assessment of the collectibility of its accounts receivable, credit worthiness and financial condition of customers, WNS Engineering determines if collection is reasonably assured prior to the recognition of revenue.
(g) Allowance for Doubtful Accounts
     WNS Engineering maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments, which results in bad debt expense. Management periodically determines the adequacy of this allowance by evaluating the comprehensive risk profiles of all individual customer receivable balances including, but not limited to, the customer’s financial condition and overall current economic conditions. Additionally, on certain contracts whereby WNS Engineering performs services for a prime/general contractor, a specified percentage of the invoiced trade accounts receivable may be retained by the customer until the project is completed. WNS Engineering periodically reviews all retainages for collectibility and records allowances for doubtful accounts when deemed appropriate, based on its assessment of the associated credit risks. There are no retainages included in accounts receivable at December 31, 2005 and December 31, 2006. Changes to estimates of contract value are recorded as adjustments to revenue and not as a component of the allowance of doubtful accounts.
     The following table summaries the activity in WNS Engineering’s Allowance for Doubtful Accounts for 2005 and 2006. It identifies the benefit realized each year as well as the recoveries that increased the allowance.

	Balance at
	Beginning of		Recoveries,	Balance at
Allowance for Doubtful Accounts	Year	Benefit	net	End of Year
Year ended December 31, 2005	$131	$(187)	$89	$33
Year ended December 31, 2006	$33	$(49)	$27	$11
     The benefits related to doubtful accounts were a result of the collection of past due accounts receivable.
(h) Income Taxes and Tax Contingencies
     Income taxes are accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes”, which requires that deferred tax assets and liabilities be recognized using tax rates anticipated to be in effect when temporary differences between the book and tax basis of recorded assets and liabilities reverse. Although the Company has historically been included in Kratos’s consolidated tax returns, the income tax provision is calculated based on the Company’s stand-alone financial statements and tax attributes, and tax accounts are given separate recognition on the balance sheets. Management records deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     As part of the process of preparing its consolidated financial statements, the Parent is required to estimate its provision for income taxes in each of the tax jurisdictions in which it conducts business. This process involves estimating its actual current tax expense in conjunction with the evaluation and measurement of temporary differences resulting from differing treatment of certain items for tax and accounting purposes. These temporary differences result in the establishment of deferred tax assets and liabilities, which are recorded on a net basis and included in its consolidated balance sheets. The Parent then assesses on a periodic basis the probability that its net deferred tax assets will be recovered and, therefore, realized from future taxable income and to the extent it believes that recovery is not more likely than not, a valuation allowance is established to address such risk resulting in an additional related provision for income taxes during the period.
     Significant management judgment is required in determining the Parent’s provision for income taxes, its deferred tax assets and liabilities, tax contingencies and any required valuation allowance, including taking into consideration the probability of the tax contingencies being incurred. Management assesses this probability based upon information provided to the Parent by its tax advisors, its legal advisors and similar tax cases. If at a later time the assessment of the probability of these tax contingencies changes, the accrual for such tax uncertainties may increase or decrease.
     The 2006 effective tax rate could be impacted if certain tax items that are reserved for at December 31, 2006 are resolved at an amount which differs from the Parent’s estimate.
(i) Stock-Based Compensation
     As an operating unit of Kratos, the Company has no employee share plans; however, certain employees of the Company have been granted share options under Kratos’ compensation plans. The financial statements presented herein contain compensation expense for participation in these plans under SFAS No. 123R. There were no equity plans that pertained solely to WNS Engineering.
     Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R (“SFAS I 23R”), “Share-Based Payments,” which requires the measurement and recognition of compensation expense for all share-based payment awards to employees and directors based on estimated fair values. SFAS 123R supersedes the Company’s previous accounting methodology using the intrinsic value method under Accounting Principles Board Opinion APB No. 25, “Accounting for Stock Issued to Employees.” Under the intrinsic value method, no share-based compensation expense related to stock option awards granted to employees had been recognized as all stock option awards granted under the plans had an exercise price equal to or greater than the market value of the common stock on the date of grant. The Company has no awards with market or performance conditions.
     On November 10, 2005, the FASB issued FASB Staff Position No. FAS 123(R)-3, “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards.” The Company has elected to adopt the alternative transition method provided in this FASB Staff Position for calculating the tax effects of share-based compensation pursuant to FAS 123R. The alternative transition method includes a simplified method to establish the beginning balance of the additional paid-in capital pool (APIC pool) related to the tax effects of employee share-based compensation, which is available to absorb tax deficiencies which could be recognized subsequent to the adoption of FAS 123R.
     The Company adopted SFAS 123R using the modified prospective transition method. Under this transition method, compensation expense recognized during the year ended December 31, 2006 included: (a) compensation expense for all share-based awards granted prior to, but not yet vested, as of December 31, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation expense for all share-based awards granted or modified subsequent to December 31, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. In accordance with the modified prospective transition method, the Company’s consolidated financial statements for prior periods have not been restated to reflect the impact of SFAS 123R. The Company adopted SFAS 123R as of January 1, 2006 and had $3,109 thousand related to equity awards that was expensed during the year ended December 31, 2006.

     The Company recorded cash received from the exercise of stock options of $119 thousand. In addition, for the year ended December 31, 2006, there were no incremental tax benefits from stock options exercised in the periods due to expected tax losses for the years.
     The following table shows the amounts recognized in the financial statements for 2006 for stock-based compensation related to employees (in thousands).

Year ended
December 31,
2006
Cost of revenue	$2,132
Selling, general and administrative expenses	977

Total cost of employee stock-based compensation included in income, before income taxes	3,109
Amount of income tax benefits recognized in earnings	—

Total charged against income	$3,109

     The proforma effect of recognizing estimated compensation expense under the fair value method on net income for the year ended December 31, 2005 was as follows (in thousands):

Year ended
December 31,
2005
Net income	$2,546
Add: Stock-based compensation expense included in net income	1,024
Deduct: Stock-based compensation expense determined under the fair value method	(10,674)

Net loss — pro forma	$(7,104)

(j) Impairment of Long-Lived Assets
     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows (undiscounted and without interest) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During 2005 and 2006, there were no impairment write-downs of long-lived assets.
(k) Fair Value of Financial Instruments
     SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires that fair values be disclosed for the Company’s financial instruments. The carrying amounts of accounts receivable, accounts payable, and accrued expenses approximate fair value due to the short-term nature of these instruments.
(l) Concentration of Credit Risk
     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade accounts receivable (see Note 7, Significant Customers).

(m) Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States (US GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Such estimates include revenue recognition, allowance for doubtful accounts, valuation of long-lived assets including goodwill, accounting for income taxes including the related valuation allowance on the deferred tax asset, accruals for partial self-insurance, contingencies and litigation. In the future, the Company may realize actual results that differ from the current reported estimates and if the estimates that we have used change in the future, such changes could have a material impact.
(n) Recent Accounting Pronouncements
     In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 will be effective for the Company beginning January 1, 2007. The application of this Statement had no impact on the parent investment on January 1, 2007.
     The SEC issued Staff Accounting Bulletin No. 108 (“SAB 108”) in September 2006. SAB 108 expresses the views of the SEC staff regarding the process of quantifying the materiality of financial misstatements. SAB 108 requires both the balance sheet and income statement approaches be used when quantifying the materiality of misstatement amounts. In addition, SAB 108 contains guidance on correcting errors under the dual approach and provides transition guidance for correcting errors existing in prior years. SAB 108 was effective in the Company’s fourth quarter of 2006. The adoption of SAB 108 did not have a material impact on the Company’s financial statements.
     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). This new standard provides guidance for using fair value to measure assets and liabilities and information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. This framework is intended to provide increased consistency in how fair value determinations are made under various existing accounting standards which permit, or in some cases require, estimates of fair market value. SFAS 157 also expands financial statement disclosure requirements about a company’s use of fair value measurements, including the effect of such measures on earnings. The provisions of SFAS 157 are effective for financial statements issued for fiscal years beginning after November 15,2007. The Company is in the process of determining the impact of this statement on its financial statements.
Note 2. Property and Equipment
     Property and equipment at December 31,2005 and 2006 consist of the following (in thousands):

	2005	2006
Computer equipment	$9,394	$8,594
Furniture and fixtures	1,291	88

Total property and equipment	10,685	8,682

Accumulated depreciation	(7,685)	(6,657)

Property and equipment, net	$3,000	$2,025

     Depreciation expenses for the years ended December 31, 2005 and 2006 was $1,502 thousand and $1,711 thousand, respectively.
Note 3. Goodwill
     The Parent tests goodwill for impairment annually during the fourth quarter of each fiscal year at the reporting unit level using a fair value approach, in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. The annual testing resulted in no impairments of goodwill in 2005 and 2006 for WNS.
Note 4. Income Taxes
     The Company was included in Kratos’ consolidated federal income tax return. The Company has computed its income tax provision using the separate return approach. Under the separate return approach, current and deferred income tax expense or benefit is determined by applying the requirements of SFAS No. 109 as if that group were filing a separate tax return.
     The provision for income taxes for WNS Engineering for the years ended December 31, 2005 and 2006 is comprised of the following (in thousands):

	2005	2006
Current:
Federal	$322	$151
State	63	30

Total current	385	181
Deferred:
Federal	1,630	413
State	318	81

Total deferred	1,948	494

Total	$2,333	$675

     A reconciliation of total income tax provision to the amount computed by applying the statutory federal income tax rate of 35% to income before income taxes for the years ended December 31, 2005 and 2006 is as follows (in thousands):

	2005	2006
Income tax expense at federal statutory rate	$1,707	$261
State taxes, net of federal tax benefit	247	72
Nondeductible expense	378	342

Total	$2,333	$675

     The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities for the Company as of December 31,2005 and 2006 are as follows (in thousands):

	2005		2006
Deferred tax assets:
Vacation accrual		$199	$272
Worker’s compensation accrual		112	—
Federal benefit — State differences		54	82
Bonus accrual		—	129
Billings in excess of costs on uncompleted contracts		—	116
Other		144	124

Total deferred tax assets		509	723

Deferred tax liabilities:
Amortization, goodwill		(686)	(1,003)
Unbilled revenue		(452)	(1,086)
Property and equipment, principally due to differences in depreciation		(309)	(66)

Total deferred tax liabilities		(1,447)	(2,155)

Net deferred tax liabilities	$	(938)	$(1,432)

Note 5. Kratos Share Plans
     As an operating unit of Kratos, the Company has no employee share plans; however, certain employees of the Company have been granted share options under Kratos’ compensation plans. The financial statements presented herein contain compensation expense for participation in these plans under SFAS No. l23R. There were no equity plans that pertained solely to WNS Engineering.
(a) Stock Option Plans
     During the years ended 1997, 1999 and 2000, the Board of Directors of Kratos approved the 1997 Stock Option Plan (the “1997 Plan”), the 1999 Equity Incentive Plan (the “1999 Plan”) and the 2000 Non-statutory Stock Option Plan (the “2000 Plan”), respectively. Further, in February 2005, the Board of Directors of Kratos approved the 2005 Equity Incentive Plan (the “2005 Plan”). The 2005 Plan was subsequently approved by a majority of the Parent’s stockholders on May 18,2005. No shares are currently issued under this plan.
     Stock options granted under the 1997 Plan and 1999 Plan may be incentive stock options or non-statutory stock options and are exercisable for up to ten years following the date of grant. The Parent ceased making grants under, and subsequently terminated the 1997 Plan upon completion of its initial public offering. The 1999 Plan permits the granting of incentive stock options or non-statutory stock options which are exercisable for up to ten years after the grant date. The 2000 Plan permits the grant of non-statutory stock options, which are exercisable for a period following the date of grant as determined by the Board of Directors (generally ten years). Additionally, in July 2004, the Board of Directors resolved that all future stock option grants under all of the Parent’s stock option plans would be non-statutory stock options, until such further determination by the Board of Directors.
     Stock option exercise prices for the 1997 Plan, 1999 Plan, 2000 Plan and 2005 Plan must be equal to or greater than the fair market value of the common stock on the date of grant. A cumulative total of 7.5 million, 15.9 million, 6.5 million and 3.5 million shares of common stock have been authorized for issuance under the 1997 Plan, 1999 Plan, 2000 Plan and 2005 Plan, respectively. There remains approximately 2.3 million shares of common stock authorized for the 1997 Plan which are no longer issuable due to the termination of the plan. In accordance with the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” the Parent and the Company applied APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for its 1997 Plan, 1999 Plan and 2000 Plan.

     On May 18, 2005, the Compensation Committee of Kratos’ Board of Directors approved the acceleration of vesting of all unvested options to purchase shares of the Parent’s common stock that were held by then current employees, including executive officers, and which had an exercise price per share equal to or greater than $10.00. Options held by employees of the Company to purchase 345,000 shares of common stock were subject to this acceleration. The options subject to acceleration had a weighted average exercise price of $11.72. The exercise prices and number of shares subject to the accelerated options were unchanged.
     On September 19, 2005, the Compensation Committee of the Kratos’ Board of Directors approved the acceleration of vesting of all unvested options to purchase shares of the Parent’s common stock that were held by then current employees, including executive officers, and excluding Directors and which had an exercise price per share equal to or greater than $8.00. Options held by employees of the Company to purchase 633,713 shares of common stock were subject to this acceleration. The options subject to acceleration had a weighted average exercise price $9.02. The exercise prices and number of shares subject to the accelerated options were unchanged.
     On December 21, 2005, the Parent’s Board of Directors approved, subject to certain limited conditions, the acceleration of vesting of all unvested options to purchase shares of common stock of the Parent that were held by employees, and which had an exercise price per share equal to or greater than $6.50. The acceleration was effective as of December 30, 2005, provided that holders of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, were given the election to decline the acceleration of an option if such acceleration would have the effect of changing the status of such option for federal income tax purposes from an incentive stock option to a non-qualified stock option. Options held by employees of the Company to purchase approximately 200,312 shares of common stock were subject to this acceleration. The options subject to acceleration had a weighted average exercise price of $6.79. The number of shares subject to the accelerated options remained unchanged.
     The acceleration of these options was undertaken to avoid recognition of future compensation expense that the Parent would otherwise recognize in its consolidated statement of operations with respect to these options once SFAS 123R became effective. As originally issued by the FASB, SFAS 123R was to be implemented as of the beginning of the first interim or annual period beginning after June 15, 2005. In April, 2005, the SEC announced it would permit companies to implement SFAS No. 123R at the beginning of the next fiscal year.
     In addition, on December 21, 2005, the Board of Directors of Kratos approved, subject to certain limited conditions, the amendment of all outstanding stock option grants under the Parent’s 1999 Equity Incentive Plan and 2000 Nonstatutory Stock Option Plan (collectively, the “Option Plans”), with an exercise price per share greater than 120% of the closing market price of the Parent’s common stock on December 29, 2005 to provide that, as of December 30, 2005, the exercise price of each outstanding stock option under the Option Plans was reduced to 120% of the closing price of the Parent’s common stock as reported on the NASDAQ National Market on December 29, 2005; provided, however, that the holder of such outstanding stock option was an employee of Kratos on December 30, 2005, but excluding (i) employees of Kratos that were categorized as project staff associates and (ii) employees who had, prior to December 30, 2005, given notice to, or received notice from, Kratos terminating their employment on a date or time period after December 30, 2005. There was no financial impact related to this amendment.
     Effective January 1, 2006, the Company adopted the provisions of SFAS 123R which requires the measurement and recognition of compensation expense for all share-based payment awards to employees and directors based on estimated fair values. SFAS 123R supersedes the Company’s previous accounting methodology using the intrinsic value method under Accounting Principles Board Opinion APB No. 25, “Accounting for Stock Issued to Employees.” Under the intrinsic value method, no share-based compensation expense related to stock option awards granted to employees had been recognized in the Company’s Statements of Income, as all stock option awards granted under the plans had an exercise price equal to or greater than the market value of the common stock on the date of grant. The Company has no awards with market or performance conditions.

     The Company adopted SFAS 123R using the modified prospective transition method. Under this transition method, compensation expense recognized for 2006 included: (a) compensation expense for all share-based awards granted prior to, but not yet vested, as of December 31, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation expense for all share-based awards granted or modified subsequent to December 31, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. In accordance with the modified prospective transition method, the Company’s financial statements for prior periods have not been restated to reflect the impact of SFAS l23R.
     On December 28, 2006, the Board of Directors of Kratos approved the acceleration of vesting of all unvested options issued prior to June 30, 2006 to purchase shares of common stock of the Parent that were held by employees and directors. The acceleration was effective as of December 29, 2006, provided that holders of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, were given the election to decline the acceleration of an option if such acceleration would have the effect of changing the status of such option for federal income tax purposes from an incentive stock option to a non-qualified stock option. The expense incurred by the Company related to the acceleration ofthe vesting was approximately $2,500 thousand.
     Management of the Parent expects no negative financial impact will result from the acceleration of these options. Further, because these options had exercise prices in excess of current market values (are “underwater”), they were not achieving their original objectives of incentive compensation and employee retention. Management of the Parent believes that the acceleration of these underwater options had a positive effect on employee morale and retention.
Information under FAS123R for 2006
     The Parent records compensation expense for employee stock options based on the estimated fair value of the options on the date of grant using the Black-Scholes option-pricing model and the weighted average assumptions (annualized percentages) included in the following table. Awards with graded vesting are recognized using the straight-line method. The weighted-average estimated fair value of employee stock options granted in 2006 was $2.28 on the date of grant. Fair value under SFAS No. 123R is determined using the Black-Scholes option-pricing model with the following assumptions:

	2006
Expected life:(1)
Stock options	3.8	years
Purchase plan	—
Risk-free interest rate(2)	4.7%
Volatility(3)	58.2%
Forfeiture rate(4)	23.7%
Dividend yield(5)	—

(1)	The expected life of stock options granted under the Plans is based upon historical exercise patterns which the Parent believes are representative of future behavior. The expected life of shares under the Purchase Plan represents the amount of time remaining in the offering period.

(2)	The risk-free interest rate is based on U.S. Treasury yields in effect at the time of grant with a term equal to the expected term of the options.

(3)	The Parent estimates the implied volatility of its common stock at the date of grant based on an equally weighted average of trailing volatility and market based implied volatility for the computation.

(4)	Forfeitures are estimated at the time of grant based upon historical information. Forfeitures will be revised, if necessary, in subsequent periods if actual forfeitures differ from estimates. Previously, under APB25, the Parent recognized forfeitures as they were incurred.

(5)	Kratos has no history or expectation of paying dividends on its common stock.
     A summary of the status of the Company’s stock options outstanding under all Kratos plans as of December 31, 2006 and of changes in the Company’s options outstanding under the plans for the year ended December 31, 2006 is as follows (number of shares in thousands):

			Weighted-
			Average
		Weighted-	Remaining
		Average	Contractual	Aggregate
	Number of	Exercise Price	Term	Intrinsic Value
	Shares	per Share	(in years)	(000’s)
Options outstanding at December 31, 2005	3,383	$5.83
Options granted	47	$4.60
Options exercised	(33)	$3.58
Options forfeited or expired	(654)	$6.46

Options outstanding at December 31, 2006	2,743	$5.69	6.5	$42.4

Options vested and exercisable at December 31, 2006	2,716	$5.69	6.5	$39.4

     The total intrinsic value of Kratos options exercised by the Company’s employees during 2006 was $37 thousand. As of December 31, 2006, there was $14 thousand of total unrecognized compensation cost related to non-vested share options granted to Company employees. The cost is expected to be recognized over a weighted-average period of 1.2 years.
     Additional information about the Company’s stock options outstanding at December 31, 2006 with exercise prices less than and above $2.85 per share, the exercise price at December 29, 2006 the last trading day of the period, follows (number of shares in thousands):

	Exercisable		Unexercisable		Total
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number	Exercise	Number	Exercise	Number	Exercise
Stock Options	of Shares	Price	of Shares	Price	of Shares	Price
Less than $2.85	36	$1.77	4	$2.25	40	$1.83
Above $2.85	2,680	$5.75	22	$6.01	2,702	$5.75

Total outstanding	2,716	$5.69	26	$5.34	2,742	$5.69

     For purposes of pro forma disclosures under SFAS 123 for the year ended December 31, 2005, the estimated fair value of share-based awards was assumed to be amortized to expense over the vesting period of the award. There is no pro forma presentation for the full year ended December 31, 2006 as the Company adopted SFAS 123R as of January 1, 2006, as discussed above.

Information under FAS 123 for Periods Prior to Fiscal 2006
     As an operating unit of Kratos, the Company has no employee share plans; however, certain employees of the Company have been granted share options under Kratos’ compensation plans. Stock option transactions for Kratos and the Company are summarized below (shares in thousands):

	Kratos	Options Outstanding for WNS Engineering
	Shares	Number of	Exercise Price per Share
	Available for	Shares		Weighted
	Grant	Outstanding	Range	Average
Outstanding at December 31, 2004	7,192	2,801	$1.33- $60.50	$8.76
Plan Shares Expired	(28)	—	—
Granted	(10,196)	3,225	$5.11 - $9.54	$6.24
Exercised	—	(175)	$1.33 - $6.43	$4.37
Cancelled	8,269	(2,468)	$3.69- $60.50	$9.79

Outstanding at December 31, 2005	5,237	3,383	$1.33- $42.63	$5.83

(b) Employee Stock Purchase Plan
     In August 1999, the Board of Directors of Kratos approved the 1999 Employee Stock Purchase Plan (the “Purchase Plan”). A total of 2.9 million shares of Kratos Common Stock have been authorized for issuance under the Purchase Plan. The Purchase Plan qualifies as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Service Code. The Purchase Plan commenced in November 1999 upon completion of the Parent’s initial public offering. On November 16, 2005, the Compensation Committee of the Board of Directors of the Parent elected to suspend all future offerings under the Purchase Plan effective January 1, 2006.
     Unless otherwise determined by the Compensation Committee of the Board of Directors of Kratos, all employees were eligible to participate in the Purchase Plan so long as they are employed by Kratos (or a subsidiary designated by the board) for at least 20 hours per week and were customarily employed by Kratos (or a subsidiary designated by the board) for at least 5 months per calendar year.
     Employees, including WNS Engineering employees, who actively participated in the Purchase Plan were eligible to have up to 15% of their earnings for each purchase period withheld pursuant to the Purchase Plan. The amount that was withheld was used at various purchase dates within the offering period to purchase shares of Kratos Common Stock. The price paid for Kratos Common Stock at each such purchase date was then equal the lower of 85% of the fair market value of the Kratos Common Stock at the commencement date of that offering period or 85% of the fair market value of the Kratos Common Stock on the relevant purchase date. Employees were also able to end their participation in the offering at any time during the offering period, and participation ended automatically upon termination of employment. From the Purchase Plan’s inception through December 31, 2005, the cumulative number of shares of Kratos Common Stock that had been issued to WNS Engineering employees under the Purchase Plan was 1,093,132.
Note 6. Employee Benefit Plan
     Certain employees of the Company that are employed full-time are eligible to participate in Kratos’ (401k) savings plan. Participants in the plan may contribute a percentage of compensation, but not in excess of the maximum allowed under the Internal Revenue Service Code. Kratos may make contributions at the discretion of its Board of Directors. The Company made contributions of $43 I thousand in 2005 and $498 thousand in 2006.

Note 7. Significant Customers
     The following table presents the key customers of the Company and the percentage of net sales made to such customers (dollar amounts in thousands):

		% of Total
Key Customer	Revenue	Revenue
2005
Cingular (now AT&T)	$28,227	37%
Verizon	7,664	10%
2006
Cingular (now AT&T)	29,605	44%
Verizon	10,807	16%
     The top five customers accounted for approximately 71 % and 79% of the total revenues in 2005 and 2006, respectively.
     The following table presents net accounts receivable for customers with significant concentrations (dollar amounts in thousands):

	Accounts Receivable,	% of Total Accounts
Key Customer	net	Receivable, net
2005
Cingular (now AT&T)	$6,597	39%
Telephia	1,607	10%
2006
Cingular (now AT&T)	6,414	45%
Verizon	3,533	25%
Note 8. Commitments and Contingencies
     The Company periodically evaluates all pending or threatened contingencies and any commitments, if any, that are reasonably likely to have a material adverse effect on its operations or financial position. The Company assesses the probability of an adverse outcome and determines if it is remote, reasonably possible or probable as defined in accordance with the provisions of SFAS No.5, “Accounting for Contingencies.” If information available prior to the issuance of the Company’s financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the Company’s financial statements, and the amount of the loss, or the range of probable loss can be reasonably estimated, then such loss is accrued and charged to operations. If no accrual is made for a loss contingency because one or both of the conditions pursuant to SFAS No.5 are not met, but the probability of an adverse outcome is at least reasonably possible, the Company will disclose the nature of the contingency and provide an estimate of the possible loss or range of loss, or state that such an estimate cannot be made.
     From time to time, the Company may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm the Company’s business. The Company is currently not aware of any such legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse affect on its business, financial condition or operating results.
     The Company maintains an accrual for the Company’s health and workers compensation partial self-insurance, which is a component of total accrued expenses in the balance sheet. Management determines the adequacy of these accruals based on a monthly evaluation of Kratos’s historical experience and trends related to both medical and workers compensation claims and payments, information provided to Kratos by Kratos’s insurance broker, industry experience and the average lag period in which claims are paid. If such information indicates that the Company’s accruals require adjustment, the Company will, correspondingly, revise the assumptions utilized in the Company’s methodologies and reduce or provide for additional accruals as deemed appropriate. As of December 31, 2005 and 2006, the accrual for the Company’s partial self-insurance programs approximated $813 thousand and $799 thousand, respectively, and is included in accrued compensation in the accompanying balance sheets. Kratos also carries stop-loss insurance that provides coverage limiting the Company’s total exposure related to each medical and workers compensation claim incurred, as defined in the applicable insurance policies.
Note 9. Related Party Transactions
     Kratos provides all cash management services for the Company. Distribution of cash to Parent are a result of collections exceeding the payments that the Parent has made on behalf of the Company.
     Kratos allocates expenses to the Company related to computer hardware and software depreciation costs based upon the ratio of the employee headcount for the wireless network services segment to the total headcount of corporate and wireless network services employee headcount. The total amount of depreciation allocated for computer hardware and software for 2005 and 2006 was $502 thousand and $304 thousand, respectively. See Note 2, Property and Equipment.
     Kratos provides health and workers compensation insurance for the Company’s employees through its partial self-insurance programs. Kratos allocates expenses to the Company based upon headcount. The total amount allocated for this insurance in 2005 and 2006 was $2,687 thousand and $1,773 thousand, respectively. See Note 8, Commitments and Contingencies.
     For the allocation of income taxes see Note 1 (i), Income Taxes and Tax Contingencies and Note 4, Income Taxes.
     The Company and its Parent believe that all allocations are made on a reasonable and consistent basis in each of the years; however, these costs are not necessarily representative of the costs that would have been or will be incurred by the Company if it were operating on a stand-alone basis.
     As operating unit of Kratos, WNS Engineering assets are part of the collateralized assets for the Kratos credit agreement with KeyBank National Association (“KeyBank”). As part of the closing conditions related to the Parent’s sale of WNS Engineering to LCC International (“LCCI”), KeyBank released the liens related to the WNS Engineering assets (see Note 10, Subsequent Event – Sale of WNS Engineering Business).
Note 10. Subsequent Event – Sale of WNS Engineering Business
     On May 29, 2007, the Parent entered into an Asset Purchase Agreement (the “Acquisition Agreement”) with LCCI pursuant to which the Parent agreed to sell to LCCI all of the assets used in the conduct of the operation of the Parent’s WNS Engineering business that provides engineering services to the non-government wireless communications industry in the United States on the terms set forth in the Acquisition Agreement, subject to the satisfaction of certain closing conditions. The Board of Directors of each of the Parent and LCCI approved the Acquisition and the Acquisition Agreement.
     The aggregate consideration paid by LCCI in connection with the Acquisition was $46 million, subject to certain adjustments. Pursuant to the terms of the Acquisition Agreement, LCCI delivered a subordinated promissory note for the principal amount of $21.6 million (the “Subordinated Promissory Note”), subject to working capital adjustments, and paid $17 million in cash at the closing, and Kratos has retained an estimated $7.4 million in net accounts receivable of the Business, subject to working capital adjustments. The transaction was completed on June 4, 2007. The Parent recorded a gain from the sale of the WNS Engineering operations of $14.8 million in the second quarter of 2007.

     On August 10, 2007, in accordance with the terms of the Acquisition Agreement, the Parent provided the closing balance sheet working capital calculation, which indicated a $2.6 million working capital adjustment was due to the Parent as an increase to the balance of the Subordinated Promissory Note. LCCI had thirty days to review the calculation and notify the Parent of any dispute. The Parent and LCCI have agreed to a final working capital calculation and related adjustment of $2.4 million.
     As part of the closing conditions related to the Company’s sale to LCCI, KeyBanc released the liens related to the Company’s assets.